Exhibit 5.1
Steptoe LLP

June 30, 2025
MarketWise, Inc.
1125 N. Charles St.
Baltimore, Maryland 21201
Re: MarketWise, Inc. – Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to MarketWise, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuances of up to 1,742,896 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Plan Shares”) which may be issued pursuant to the MarketWise, Inc. 2021 Incentive Award Plan, as amended (the “2021 Plan”), and the 2021 Employee Stock Purchase Plan (the "2021 ESPP"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectuses, other than as expressly stated herein with respect to the issuance of the Plan Shares.
We have examined the Registration Statement, the Certificate of Incorporation of the Company, as amended, the 2021 Plan and the 2021 ESPP, each of which have been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon without having independently verified such factual matters, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Plan Shares have been duly authorized and, upon issuance and delivery in accordance with the 2021 Plan and the 2021 ESPP, as applicable, the Plan Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Steptoe LLP